EXHIBIT 99.1

Description of Incentive Award granted to George H. Richter

    On September 30, 2009, the Compensation Committee of the Smithfield Foods, Inc. (the “Company”) Board of Directors approved a performance-based award for George H. Richter, President and Chief Operating Officer of the Company’s Pork Group, pursuant to the Smithfield Foods, Inc. 2008 Incentive Compensation Plan.  Under the award, Mr. Richter will receive a one-time cash payment of $1.5 million upon the Compensation Committee’s certification that the pre-tax profits of the consolidated Pork Group for the period beginning August 3, 2009 and ending April 29, 2012 are not less than $1,412,000,000.  Pre-tax  profits are generally defined as profits before deductions for inter-company royalties and income taxes.